Exhibit 99.1

GAMING AND LEISURE PROPERTIES OFFERS TO ENHANCE PINNACLE ENTERTAINMENT’S
SEPARATION PLAN BY ACQUIRING PINNACLE’S REAL ESTATE ASSETS

•	Offer Provides Pinnacle Shareholders Premium Valuation With Stronger Currency, Certainty And Speed Compared To Pinnacle’s Own Undeveloped Separation Plan

•	Combined Property Business Would Be Third Largest Triple-Net REIT, With Extensive Scale, Tenancy Diversification And Financial Strength

•	Pinnacle Has Refused To Engage With GLPI And Is Denying Pinnacle Shareholders The Substantial Benefits Of GLPI’s Proposed Transaction

•	GLPI Offer Valued at About $36 Per Share, 30% Premium to Current Price, 47% Premium to 30-Day Volume Weighted Average Price, and 59% Premium to Date of GLPI's First Offer

WYOMISSING, PA, March 9, 2015 - Gaming and Leisure Properties, Inc. (“GLPI”) (NASDAQ: GLPI) today announced that it has sent a letter to the Board of Directors of Pinnacle Entertainment, Inc. (“Pinnacle”) (NYSE: PNK) conveying GLPI’s offer to acquire the real estate assets of Pinnacle for GLPI shares in a transaction with an enterprise value of $4.1 billion, including assumption of debt. GLPI’s offer is designed to enhance Pinnacle’s plan, which was announced in November 2014, to separate its operating business and real estate assets.

The real estate company resulting from the transaction GLPI is proposing would be the third-largest triple-net REIT by enterprise value, with the scale, diversity and financial strength to deliver increased value to both companies’ shareholders. Pinnacle’s operating business would become a separately traded public company (“OpCo”), as Pinnacle previously announced, and would be operated by its current management and Board of Directors.

Under the GLPI offer, following the spin-off of OpCo, Pinnacle’s real estate assets (“PropCo”) would be merged into GLPI and OpCo would enter into a mutually agreeable master lease agreement with GLPI. In the transaction, Pinnacle shareholders would receive one share of OpCo common stock and 0.5517 shares of GLPI common stock for each share of Pinnacle they own(1). Pro forma for the transaction, Pinnacle shareholders would own 100% of OpCo and approximately 36 million shares in GLPI, representing an approximate 20% equity interest in the larger, post-transaction GLPI. The transaction is expected to provide Pinnacle shareholders with aggregate value of approximately $36 per share and to close prior to the end of 2015. This value represents a 30% premium to Pinnacle’s closing stock price on March 6, 2015, a 47% premium to Pinnacle’s volume weighted average price over the last 30 days, and a 59% premium to Pinnacle’s price on the date (January 16, 2015) when GLPI made its initial offer to Pinnacle.

“We wholeheartedly agree with Pinnacle’s management and Board that the separation of Pinnacle’s real estate from its operating business is in shareholders’ best interests,” said Peter Carlino, Chairman and CEO of Gaming and Leisure Properties, Inc. “Our Company’s history and results clearly support this approach. However, four months after announcing its separation plan, Pinnacle has still not provided any specificity regarding its plans, including when, and even whether, it will be able to close, how much equity dilution shareholders will suffer, the financial leverage of each company and the terms of the lease between OpCo and PropCo. Our proposal starts with Pinnacle’s fundamental decision to separate into two companies and enhances that approach with a better transaction offering certain and superior value to Pinnacle shareholders and doing so much sooner.”

TRANSACTION DETAILS: A SUPERIOR PROPOSAL

With the benefit of its own experience, Gaming and Leisure Properties has structured its proposal to provide a superior transaction to Pinnacle’s shareholders:

•
Create One of the Largest Publicly Traded Triple-Net REITs. On a combined basis, the companies’ real estate businesses would constitute the third largest US publicly traded triple-net REIT with extensive scale, a diversified tenant base, broad financial resources, and access to far-ranging growth opportunities. On a combined basis, GLPI will have more than twice the assets and cash flows compared to the standalone real estate company proposed by Pinnacle.

•
Deliver Superior Long-Term Shareholder Value. Shareholders have consistently valued the leading REITs at a clear premium to their smaller peers. GLPI’s public valuation demonstrates it enjoys such support from established institutional investors. At less than half the size of GLPI, we believe the Pinnacle standalone REIT would be unlikely to attract such preferential valuation.

•
Assured Ability to Close, and Close Quickly. GLPI’s proposal is structured as a taxable transaction, and is not reliant, as is Pinnacle’s, on a favorable IRS tax ruling. Based on GLPI’s direct experience, even if Pinnacle were to obtain an IRS ruling this year, which is highly uncertain, a successful spin-off within the next 12 months is unlikely. Even Pinnacle has admitted the spin-off will not occur until sometime in 2016. In contrast, GLPI expects its transaction would close during 2015.

•
Established Management Team, Without Duplicative Corporate Costs. Pinnacle has yet to identify a senior leadership team to operate the real estate company. In contrast, GLPI’s highly experienced management team would direct the operations of the REIT and no new hires would be required, thereby saving material corporate costs that will directly enhance free cash flow.

•
Fully Financed Proposal. GLPI’s proposal will be fully underwritten to maintain its optimal capital structure. In contrast, Pinnacle is too highly levered in its current configuration for a separation and, therefore, its transaction is reliant on the future placement of up to $700 million of equity (equivalent to approximately 40% of Pinnacle’s current market capitalization).

“In contrast to the major risks, contingencies and delays which we believe are inherent in the Pinnacle standalone plan,” said Mr. Carlino, “GLPI’s straightforward proposal has a much faster path to completion and much less risk going forward. Our proposed transaction would create both immediate and longer-term value for the shareholders of both companies and enable Pinnacle shareholders to continue realizing the value of its gaming business without suffering the dilution, delay, and uncertainty associated with its current separation plan. Furthermore, our proposal is immediately accretive to GLPI’s AFFO(2) per share and results in a conservative leverage profile for both pro forma GLPI and Pinnacle OpCo.”

LET SHAREHOLDERS DECIDE WHOSE PLAN FOR SEPARATING PINNACLE IS IN THEIR BEST INTERESTS

GLPI notes that Pinnacle has elected not to provide basic information that would enable Pinnacle’s shareholders to evaluate the benefits of its planned separation. In contrast, when GLPI announced its own separation (one year prior to its completion), it provided its shareholders with detailed transaction information, including financial projections for both its OpCo (Penn National Gaming) and PropCo (GLPI), and believes Pinnacle’s shareholders have the right to similar information, including:

•	Master Lease key terms, including expected rent structure, adjustment mechanism and coverage

•	Leverage levels of both the operating and real estate entities

•	Prospective management of the REIT

•	Corporate overhead costs

•	Scope of IRS ruling and remaining tax risk to shareholders

•	Tax structure constraints from equity offering on future capital-raising transactions to fund growth

•
Details on the proposed up to $700 million equity capital raise, including whether the reduction in the size of the previously announced offering from up to $1 billion was, as we believe, primarily triggered by a delay in the expected completion of the separation until the second half of 2016

•	Pro forma historical results and forward guidance for each of PropCo and OpCo

•	Guidance on timing, including regulatory approvals which require resolution on a number of the aforementioned items.

Mr. Carlino added, “We have repeatedly tried to engage Pinnacle in a constructive manner regarding our value-creating proposal, and we are disappointed that they have refused to explore our proposal in any meaningful way. We delivered our first written acquisition proposal to the Board on January 16th. That proposal went unanswered for many weeks during which time Pinnacle cancelled scheduled meetings, avoided substantive dialogue, and refused to provide us basic non-competitive information. Very recently, Pinnacle offered to engage, but only on the condition that we enter into a highly restrictive and inappropriate non-disclosure agreement.

Mr. Carlino concluded, “Last week, in a further effort to start a dialogue, we presented Pinnacle a revised, enhanced offer. Notwithstanding the attractiveness of this offer, Pinnacle has again refused to engage, which is why we are bringing our value-enhancing proposal directly to their shareholders. We think all shareholders deserve transparency in considering for themselves the relative merits of Pinnacle’s standalone separation versus our proposed transaction. We believe the stone-walling and roadblocks impeding our efforts to enhance Pinnacle’s separation should cease. We strongly urge Pinnacle’s Board and management to act in the best interests of its shareholders and engage without further delay. We and our financial and legal advisors stand ready to promptly enter into constructive discussions regarding our proposal.”

Morgan Stanley is acting as financial advisor and Wachtell, Lipton, Rosen & Katz is acting as legal advisor to GLPI.

The full text of the letter is set forth below:

March 9, 2015

Board of Directors
c/o James Martineau, Chairman of the Board
Pinnacle Entertainment, Inc.
3980 Howard Hughes Parkway
Las Vegas, NV 89169

Dear Members of the Board:

We have made repeated efforts since December to engage with Pinnacle in a confidential and productive dialogue regarding a strategic transaction between our two companies. On January 16th, we submitted our first written proposal which detailed specific terms for an acquisition by GLPI of Pinnacle’s real estate assets, the same assets that you have already elected to separate from Pinnacle. More than seven weeks later, and after further improving the economics of our proposal, Pinnacle continues to refuse to engage with us. Instead, we have been subjected to a variety of delay tactics designed to impede what is a very attractive transaction for your shareholders.

As you know, Pinnacle announced a plan to separate its real estate assets from its operating business in November 2014 in response to shareholder pressure and following the innovative and highly successful spin-off of GLPI from Penn National Gaming in 2013. As you highlighted to your shareholders on your recent earnings call, the Pinnacle plan was announced prior to seriously assessing the complexity of creating a REIT as a tax-free spinoff from an operating company. The initial reaction to your announcement and the material changes in your separation assumptions in the months since you announced your plan has created uncertainty and volatility in your share price. Speaking from our own experience, the significant milestones you still need to achieve in your plan involve many variables and the complexity and amount of time required to consummate your plan cannot be underestimated. The GLPI proposal is simple: we seek to eliminate many of these variables, expedite your timeline to completion and provide greater value to your shareholders.

The history of Pinnacle’s failure to engage with us paints a clear but disconcerting picture. On February 5th, at your request, we delivered an in-depth presentation that detailed both the assumptions underpinning our January 16th written proposal and the financial and strategic superiority of our proposal. Subsequently, with no explanation, your chief executive officer cancelled the long-planned in-person meeting with me on February 18th, which had been scheduled on the date he requested. In a further effort to initiate a dialogue, we then offered to refine our proposal based on receipt of certain very limited non-competitive information from Pinnacle (focusing on the tax basis of Pinnacle’s real estate and operating assets and the available utilization of its net operating losses). Rather than provide this very limited and non-competitive information, which Pinnacle has told us is readily available, Pinnacle instead insisted on a highly restrictive and inappropriate non-disclosure agreement as a new pre-condition to any substantive meeting or engagement. In response, we offered to enter into, and delivered a draft of, an appropriate (in the context of the limited nature of the information requested and the transaction proposed) non-disclosure agreement. Pinnacle again refused to engage.

Last week, in a further effort to start a dialogue, we presented Pinnacle a revised, enhanced offer. Despite our good faith overtures and a transaction that would deliver to your shareholders value, certainty and speed which are superior to Pinnacle’s current separation plan, your Company still refuses to engage. Pinnacle’s continued creation of impediments to our offer has compelled us to conclude that your Board has no intention of exploring our superior proposal. As a result, we have been left with no other choice but to advise your shareholders directly of our offer and seek their assistance in pursuing it.

Our proposal is fully endorsed by our senior management team and has been unanimously approved by GLPI’s Board of Directors. We remain fully committed to pursuing this transaction and, in the paragraphs below, we (i) detail the key terms of our enhanced proposal, (ii) reiterate the multiple advantages our proposal offers compared to your standalone plan, and (iii) discuss next steps for making this mutually beneficial transaction a reality.

Key Terms of Our Proposal

GLPI proposes that Pinnacle spin off its gaming operations into a new publicly traded corporation (“OpCo”) and then merge the Company’s real estate assets (“PropCo”) into GLPI, which would include the assumption of Pinnacle’s remaining existing indebtedness. Concurrent with the merger of PropCo, OpCo would enter into a Master Lease Agreement with GLPI on terms mutually agreeable to both parties.

In the transaction, Pinnacle shareholders would receive one share of OpCo common stock and 0.5517 shares of GLPI common stock for each share of Pinnacle they own(1). This would equate to GLPI acquiring the real estate assets of Pinnacle for approximately 36 million GLPI shares in a transaction with an enterprise value of $4.1 billion (assuming 2015E property EBITDAR of $680 million and 1.90x property EBITDAR lease coverage at OpCo). As a result of the transaction, Pinnacle shareholders would own 100% of OpCo and approximately 20% of an enlarged GLPI after giving effect to the merger. We have assumed that OpCo incurs leverage of 4.5x debt-to-EBITDA (net of lease payments to PropCo), with all remaining Pinnacle existing indebtedness being refinanced by GLPI. We would be prepared to enter into a definitive agreement without any financing condition and are confident in our ability to secure committed financing through the access we have to the leading financial and lending institutions, including our financial advisor Morgan Stanley. While our current proposal contemplates that Pinnacle shareholders receive solely GLPI shares as a form of consideration, we would be amenable to altering the form of transaction to also include cash consideration, should your shareholders desire.

GLPI is also open to exploring any alternative structural arrangements that more efficiently optimize the use of Pinnacle’s tax basis and net operating losses, or otherwise create more value for your shareholders. With access to select, non-competitive diligence information, we would be able to quickly determine the optimal structure.

Key Advantages of our Proposal

We have devoted significant time and resources, both internal and external, to assessing this transaction and we continue to believe that we have the experience, resources, financial wherewithal and market credibility to successfully deliver a transaction with a compelling strategic rationale and that provides Pinnacle shareholders with superior value creation, greater transaction certainty, a faster path to completion, and reduced management burden.

•
Compelling strategic rationale: On a combined basis, the companies’ real estate businesses would constitute the third largest US publicly traded triple-net REIT with extensive scale, a diversified tenant base, broad financial resources, and access to far-ranging growth opportunities (including outside of the gaming industry). On a combined basis, GLPI would have more than twice the assets and cash flows compared to the standalone real estate company proposed by Pinnacle, with more efficient and cheaper access to the capital markets.

•
Superior value creation: Based on today’s market multiples and conservative assumptions for pro forma business performance, we would expect our proposal to provide Pinnacle shareholders with aggregate value of $35.77 per share at closing (detailed in Appendix A), which represents a 30% premium to the Company’s current share price of $27.42, a 47% premium to the volume weighted average price of $24.34 for the last 30 days and a 59% premium to Pinnacle’s price on the date when GLPI made its first offer to Pinnacle (January 16, 2015).

This transaction will be well understood and rewarded by the market and, post-merger, we believe GLPI will have a stronger, more stable currency and trade at a quantifiable premium to standalone Pinnacle PropCo. As you know, valuation multiples for REITs are closely correlated to the diversification and size of their lease streams, access to capital and ability to pursue growth opportunities. Consequently, the value proposition to Pinnacle shareholders from our proposal is further enhanced over time versus that achievable through your Company’s standalone plan; the potential for further valuation upside through a multiple re-rating is real, though not factored into our analysis.

•
Greater transaction certainty: In contrast to the major risks, contingencies and delays which we believe are inherent in Pinnacle’s undeveloped standalone separation plan, GLPI’s proposal is straightforward and offers substantially less risk. Our proposal would not require the receipt of a private letter ruling from the IRS and the combination of GLPI’s existing REIT structure and approvals will mitigate the regulatory uncertainty present in Pinnacle’s standalone plan. Furthermore, we would be prepared to enter into a definitive agreement without any financing condition. Our proposal would be fully underwritten to maintain our optimal capital structure. In contrast, Pinnacle is too highly levered in its current configuration for a separation and therefore, your plan is reliant on the future placement of up to $700 million of equity (~40% of Pinnacle’s current market capitalization). As detailed in your latest earnings release, Pinnacle has already been required to make material changes to its plan and presumably could be subject to further changes, not least given your Company’s absence of financial guidance and macroeconomic uncertainties.

•
Faster path to completion: Our proposal is structured as a taxable transaction. Therefore, unlike the proposed Pinnacle transaction, our proposal is not reliant on nor would it face the challenges inherent in obtaining a favorable IRS tax ruling. In addition, we and/or our principals have been, or are, licensed in each of the jurisdictions where Pinnacle currently has operations. Consequently, we expect to close our transaction in 2015, well in advance of the publicly announced expected completion date of your standalone plan, which you have described as not occurring until sometime in 2016. Even if Pinnacle were to obtain an IRS ruling this year, which is highly uncertain, a successful spin-off within the next twelve months is unlikely.

•
Reduced management burden: The inclusion of our experienced management and resulting elimination of Pinnacle’s need to design the separation would allow management to devote its attention to optimizing the performance of Pinnacle’s gaming operations. Furthermore, our experienced team eliminates the requirement to identify and appoint senior executive leadership and a new Board of Directors for standalone PropCo, and the substantial incremental corporate costs associated with these new hires. Under our proposal, Pinnacle’s current management team and Board of Directors would continue in their respective roles and focus their efforts on building value for Pinnacle OpCo shareholders post-closing

Next Steps

As you will note and as we have reiterated to your management and advisors over the past weeks, we have had to make certain assumptions to form our perspectives on transaction structure. We have sought to obtain from Pinnacle a few very limited and non-competitive diligence items to help us quickly determine whether our structure is optimal. The information we seek is not competitively sensitive and we have been told it is readily available. Additionally, we expressed our willingness to modify our transaction structure as necessary to maximize value. We and our advisors (Morgan Stanley & Co. LLC and Wachtell, Lipton, Rosen & Katz) are ready to commence discussions immediately. We have more experience on gaming REIT tax and transaction issues than any other firm, a unique capability that will greatly benefit your shareholders.

As would be the case in any M&A transaction, consummation of the transaction is subject to completion of customary due diligence, execution of a definitive merger agreement and receipt of required shareholder and regulatory approvals.

We continue to believe the time is right to move forward and will continue to devote substantial resources to achieving the tremendous potential that combining Pinnacle’s real estate assets with GLPI has to offer. We would prefer to discuss and negotiate this transaction with your Board, your management team and your advisors.

In view of the time you have had to study our proposal and its attractiveness, we believe you should respond very promptly and positively to the extraordinary opportunity our proposal offers. We strongly urge you to act in the best interests of your shareholders and to engage without further delay in constructive discussions with us regarding our proposal.

Very truly yours,

/s/ Peter M. Carlino
Peter M. Carlino
Chairman of the Board and Chief Executive Officer
Gaming and Leisure Properties, Inc.

ENCLOSURE: Presentation outlining GLPI’s proposal

(1)
Pinnacle fully diluted shares outstanding based on 60,244,891 basic shares outstanding as of February 26, 2015; 5,568,628 options outstanding with a weighted average exercise price of $15.17 as of December 31, 2014; 1,212,933 non-vested restricted stock units as of December 31, 2014; and 520,322 non-vested performance stock units as of December 31, 2014

Appendix A - Proposed Value to Pinnacle Shareholders

$MM
Value in Pro Forma GLPI
GLPI 2016E EBITDA	$446
Pinnacle PropCo 2016E EBITDA (1)	365
Pro Forma GLPI 2016E EBITDA	$810
Current GLPI Forward EV / EBITDA Multiple	14.7x
Pro Forma GLPI Enterprise Value	$11,902
Pro Forma GLPI Debt (2)	(4,775)
Pro Forma GLPI Cash	30
Pro Forma GLPI Equity Value	$7,157
Pinnacle Ownership (3)(4)	20%
Value in Pro Forma GLPI	$1,426
Value Per Pinnacle Share (4)	$22.13

Value in Pro Forma Pinnacle OpCo
Pro Forma Pinnacle OpCo 2016E EBITDA (1)	$244
Trading Multiple	7.5x
Pro Forma Pinnacle OpCo Enterprise Value	$1,833
Pro Forma Pinnacle OpCo Debt (5)	(1,107)
Pro Forma Pinnacle OpCo Non-Controlling Interest	(11)
Pro Forma Pinnacle OpCo Cash	165
Pro Forma Pinnacle OpCo Equity Value	$880
Pinnacle Ownership	100%
Value in Pro Forma Pinnacle OpCo	$880
Value Per Pinnacle Share (4)	$13.64

Total Value Per Share to Pinnacle Shareholders	$35.77

Notes:

(1)	Based on median research estimates for Pinnacle EBITDAR and assumed 1.9x property EBITDAR lease coverage at OpCo

(2)	Based on pro forma debt / 2015E EBITDA of 6.0x and pro forma GLPI 2015E EBITDA of $796MM

(3)	Pinnacle shareholders to receive 0.5517 shares of GLPI common stock for each share of Pinnacle they own

(4)
Pinnacle fully diluted shares outstanding of 64.5 million based on 60.2 million basic shares outstanding as of February 26, 2015; 5.6 million options outstanding with a weighted average exercise price of $15.17 as of December 31, 2014; 1.2 million non-vested restricted stock units as of December 31, 2014; and 0.5 million non-vested performance stock units as of December 31, 2014

(5)	Based on pro forma debt / 2015E EBITDA of 4.5x and pro forma Pinnacle OpCo 2015E EBITDA of $246MM

Investor Presentation
An investor presentation outlining GLPI’s proposal accompanied the letter sent to Pinnacle’s Board of Directors. The presentation is available on the GLPI’s investor relations website.

About GLPI
GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI intends to elect to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward Looking Statements
Forward-looking statements in this document are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of GLPI and its subsidiaries (the “Company”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include information concerning the Company’s business strategy, plans, and goals and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could’ are generally forward-looking in nature and not historical facts. You should understand that the following important factors could affect future results and could cause actual results to differ materially from those expressed in such forward-looking statements: the ultimate outcome of any potential transaction between GLPI and Pinnacle including the possibilities that GLPI will not pursue a transaction with Pinnacle and that Pinnacle will not engage in negotiations with respect to a transaction with GLPI; if a transaction between GLPI and Pinnacle were to occur, the ultimate outcome and results of integrating the assets that would be acquired by GLPI in the transaction; the effects of a transaction between GLPI and Pinnacle, including the post-transaction GLPI’s financial condition, operating results, strategy and plans; and additional factors discussed in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of the Company. The Company does not undertake any obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

Additional Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities and no tender or exchange offer for the shares of Pinnacle has commenced at this time. This communication relates to a proposal which GLPI has made for a business combination transaction with Pinnacle. In furtherance of this proposal and subject to future developments, GLPI (and, if a negotiated transaction is agreed, Pinnacle) may file one or more proxy statements, registration statements, tender or exchange offer documents or other documents with the SEC. This communication is not a substitute for any proxy statement, registration statement, prospectus, tender or exchange offer document or other document GLPI and/or Pinnacle may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF GLPI AND PINNACLE ARE URGED TO READ ANY DOCUMENTS THAT MAY BE FILED INCLUDING POSSIBLE PRELIMINARY PROXY STATEMENTS AND ANY OTHER PROXY STATEMENT(s), REGISTRATION STATEMENTS, PROSPECTUS, TENDER OR EXCHANGE OFFER DOCUMENTS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any definitive proxy statement(s) or definitive tender or exchange offer documents (if and when available) will be mailed to stockholders of Pinnacle and/or GLPI, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by GLPI and/or Pinnacle through the web site maintained by the SEC at http://www.sec.gov.

Certain Information Regarding Participants
GLPI and its directors and executive officers may be deemed to be participants in any solicitation with respect to the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of GLPI’s directors and executive officers in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 27, 2015, and its proxy statement for the 2014 Annual Meeting, which was filed with the SEC on April 29, 2014. These documents can be obtained free of charge from the sources indicated above as well as from MacKenzie Partners, Inc., by calling 800-322-2885 (toll-free). Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

(1)
Pinnacle fully diluted shares outstanding based on 60,244,891 basic shares outstanding as of February 26, 2015; 5,568,628 options outstanding with a weighted average exercise price of $15.17 as of December 31, 2014; 1,212,933 non-vested restricted stock units as of December 31, 2014; and 520,322 non-vested performance stock units as of December 31, 2014

(2)
NAREIT defines funds from operations (“FFO”) as net income (computed in accordance with generally accepted accounting principles), excluding (gains) or losses from sales of property and real estate depreciation. GLPI has defined adjusted funds from operations (“AFFO”) as FFO excluding stock based compensation expense, debt issuance costs amortization and other depreciation reduced by maintenance capital expenditures

Contacts

Investors
Dan Burch / Laurie Connell / Jeanne Carr
MacKenzie Partners, Inc.
212-929-5500

Bill Clifford
Gaming and Leisure Properties, Inc.
610-401-2900

Media
Ron Low / Reze Wong / Zachary Tramonti
Sard Verbinnen & Co
415-618-8750 / 212-687-8080